Exhibit 5.1

[Letterhead of UnitedHealth Group]

February 7, 2008

Board of Directors

UnitedHealth Group Incorporated

300 UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

Ladies and Gentlemen:

I have acted as Deputy General Counsel to UnitedHealth Group Incorporated, a Minnesota corporation (the “Company”), in connection with the Underwriting Agreement, dated February 4, 2008 (the “Underwriting Agreement”), among the Company and Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives (the “Representatives”) of the several underwriters named in the Pricing Agreement, dated February 4, 2008 (“Pricing Agreement”), among the Company and the Representatives, and the Pricing Agreement relating to the proposed issuance by the Company of its Floating Rate Notes due February 7, 2011 in the aggregate principal amount of $250,000,000 (the “2011 Notes”), its 4.875% Notes due February 15, 2013 in the aggregate principal amount of $550,000,000 (the “2013 Notes”), its 6.000% Notes due February 15, 2018 in the aggregate principal amount of $1,100,000,000 (the “2018 Notes”) and its 6.875% Notes due February 15, 2038 in the aggregate principal amount of $1,100,000,000 (the “2038 Notes” and, together with the 2011 Notes, the 2013 Notes and the 2018 Notes, the “Debt Securities”). The Debt Securities are issuable under the Indenture, dated as of February 4, 2008 (the “Indenture”), between the Company and you, as trustee, as supplemented by that certain Officers’ Certificate and Company Order dated February 7, 2008, relating to the 2011 Notes, that certain Officers’ Certificate and Company Order dated February 7, 2008, relating to the 2013 Notes, that certain Officers’ Certificate and Company Order dated February 7, 2008, relating to the 2018 Notes and that certain Officers’ Certificate and Company Order dated February 7, 2008, relating to the 2038 Notes. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Underwriting Agreement or the Pricing Agreement, as applicable.

For purposes of this opinion letter, I, or attorneys in the legal department of the Company under my direction, have examined copies of such documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.

In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies). I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and

Board of Directors

UnitedHealth Group Incorporated

perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of all parties thereto. As to questions of fact material to my opinion, I have relied upon certificates of officers of the Company and of public officials. I have also assumed that any Debt Securities will be issued and sold with such terms and in such manner as are described in the Registration Statement (as amended from time to time), the Prospectus included therein (as amended from time to time) and any related supplements to the Prospectus. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, I am of the opinion that:

(i)	The Company has the corporate power to issue the Debt Securities and the Company has taken all necessary corporate action with respect to such issuance.

(ii)	The Indenture has been duly authorized, executed and delivered by the Company.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

The opinions expressed above are limited to the laws of the State of Minnesota.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into that Registration Statement and to the reference to this opinion under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, I do not hereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended. Hogan & Hartson L.L.P. may rely on the opinions expressed in paragraphs (i) and (ii), insofar as they relate to Minnesota law, for purposes of delivering their legal opinion in connection with the validity of the Debt Securities.

Very truly yours,

/s/ Christopher J. Walsh
Deputy General Counsel

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